Exhibit 99.1 - Explanation of Responses

     (1) The reported transactions involving Warrants to buy Common Stock, par value $0.001 per share, of Nuance Communications, Inc. (formerly ScanSoft, Inc.) (the "Company"), relate to an amendment to extend the expiration date of Warrants originally issued April 8, 2004 (the "April 8 Warrants") pursuant to a Warrant Amendment Agreement, dated January 13, 2009 (the "Warrant Amendment Agreement"), by and among the Company, Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII") and two affiliated partnerships of WP
VIII. In accordance with the Warrant Amendment Agreement, the expiration date of the April 8 Warrants has been extended to the date (the "April 8 Warrant Expiration Date") that is one day following the fifth (5th) business day after the six (6) month anniversary of the Closing Date (as defined in that certain Purchase Agreement, dated January 13, 2009 (the "2009 Purchase Agreement"), by and among the Company, Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P.; provided, however, that if the 2009 Purchase Agreement is terminated pursuant to its terms, the April 8 Warrant Expiration Date shall be the date that is one day following the fifth (5th) business day after the later of (a) March 2, 2009, or (b) the date of termination of the 2009 Purchase Agreement. The April 8 Warrants are immediately exercisable.

     (2) All of the securities disclosed in this Form 4 are owned by WP VIII and two affiliated partnerships. Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"), which is a subsidiary of Warburg Pincus & Co., a New York general partnership ("WP"), is the sole general partner of WP VIII. Warburg Pincus LLC, a New York limited liability company ("WP LLC," and together with WP VIII, WPP LLC and WP, the "Warburg Pincus Entities"), manages WP VIII. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), WP, WPP LLC and WP LLC may be deemed to be the beneficial owners of an indeterminate portion of the securities beneficially owned by WP VIII. WP, WPP LLC and WP LLC each disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. WP VIII has the contractual right to designate up to two directors to the Board of Directors of the Company. William H. Janeway and Jeffrey A. Harris, became directors of the Company on April 8, 2004 and September 15, 2005, respectively. Mr. Janeway and Mr. Harris are the WP VIII designees to the Board of Directors of the Company. Mr. Janeway is a General Partner of WP and a Member and Senior Advisor of WP LLC. Mr. Harris is a General Partner of WP and a Member and a Managing Director of WP LLC. As such, Mr. Janeway and Mr. Harris may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the securities beneficially owned by the Warburg Pincus Entities. Mr. Janeway and Mr. Harris disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. Mr. Janeway and Mr. Harris each also beneficially own 45,000 shares of restricted common stock of the Company that were issued to them in their capacity as directors of the Company. In addition, Mr. Janeway beneficially owns options to acquire 80,000 shares of common stock of the Company and Mr. Harris beneficially owns options to acquire 50,000 shares of common stock of the Company, which options were issued to them in their capacity as directors of the Company. Charles R. Kaye and Joseph P. Landy are Managing General Partners of WP and Managing Members and Co-Presidents of WP LLC and may be deemed to control the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of all shares owned by WP VIII and Messrs. Janeway and Harris, except to the extent of any indirect pecuniary interest therein.

     WP VIII, WPP LLC and WP are directors-by-deputization solely for purposes of Section 16 of the Exchange Act.

     (3) The reported transactions involving Warrants to buy Common Stock, par value $0.001 per share, of the Company, relate to an amendment to extend the expiration date of Warrants originally issued May 9, 2005 (the "May 9 Warrants") pursuant to the Warrant Amendment Agreement. In accordance with the Warrant Amendment Agreement, the expiration date of the May 9 Warrants has been extended to the date (the "May 9 Warrant Expiration Date") that is one day following the fifth (5th) business day after the six (6) month anniversary of the Closing Date (as defined in the 2009 Purchase Agreement); provided, however, that if the 2009 Purchase Agreement is terminated pursuant to its terms, the May 9 Warrant Expiration Date shall be the date that is one day following the fifth (5th) business day after the later of (a) May 9, 2009, or (b) the date of termination of the 2009 Purchase Agreement.